Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and First Nine-Months 2012 Results

Rolling Meadows, Ill., November 7, 2012 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its third-quarter and first nine-months 2012 financial results.

Highlights

•                  Q3 2012 revenues of $250.6 million compared to $210.5 million in Q3 2011.

•                  Q3 2012 EBITDA of $20.7 million compared to $11.7 million in Q3 2011.

•                  Q3 2012 diluted earnings per share (EPS) of $0.41 compared to $0.20 in Q3 2011.

•                  Q3 2012 gross margin of 11.8 percent compared to 9.4 percent in Q3 2011.

•                  First nine-months 2012 EBITDA of $58.4 million compared to $34.2 million for the same period in 2011.

•                  First nine-months 2012 diluted EPS of $1.15 compared to $0.59 for the same period in 2011.

Management Comments

Bill Koertner, MYR’s president and CEO said, “We are very pleased to report significant increases in revenue, contract margin, EBITDA and EPS compared to the third quarter last year.  We anticipate the investment in upgrading the nation’s transmission systems by our customers, which we are benefitting from, will remain strong for several years. We continue to reap the benefits of the investment we’ve made over the last several years in work force development, equipment and tooling.  Our equipment utilization remained strong during the quarter and contributed to our strong financial performance.  We remain focused on improving the execution on our contracts and finding new work.  We believe our strong balance sheet provides us with the capital needed to pursue projects that fit us strategically while we execute our work with the best people, safety programs processes and equipment in the industry.”

Third-Quarter Results

MYR reported third-quarter 2012 revenues of $250.6 million, an increase of $40.1 million, or 19.0 percent, compared to the third quarter of 2011. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $204.3 million, an increase of $33.4 million, or 19.6 percent, over the third quarter of 2011. The majority of the growth in T&D revenues was the result of increased revenues from several large transmission projects as well as an increase in revenues from many small and a few medium-sized transmission projects, which were partially offset by a decrease in distribution revenues. The Commercial and Industrial (C&I) segment reported third-quarter 2012 revenues of $46.3 million, an increase of $6.7 million, or 16.8 percent, over the third quarter of 2011, primarily as the result of an increase in revenue on medium-sized projects.

Consolidated gross profit increased to $29.6 million, or 11.8 percent of revenues, in the third quarter of 2012, compared to $19.8 million, or 9.4 percent of revenues, in the third quarter of 2011. The growth in gross profit was primarily due to the increase in volume. The higher gross profit as a percentage of revenues was mainly a result of improved overall project margins in both segments and improved utilization of fleet assets.

-more-

Selling, general and administrative expenses increased to $15.6 million in the third quarter of 2012, compared to $13.5 million in the third quarter of 2011, mainly due to higher employee compensation and benefit costs primarily related to an increase in the number of support personnel. As a percentage of revenues, these expenses decreased to 6.3 percent for the third quarter of 2012 from 6.4 percent for the third quarter of 2011.

For the third quarter of 2012, net income was $8.7 million, or $0.41 per diluted share, compared to $4.2 million, or $0.20 per diluted share, for the same period of 2011. Third-quarter 2012 EBITDA was $20.7 million, or 8.2 percent of revenues, compared to $11.7 million, or 5.5 percent of revenues, in the third quarter of 2011. The increase in EBITDA as a percentage of revenues was mainly due to the higher gross margin, higher depreciation expense as a percent of revenues and lower selling, general and administrative expenses as a percent of revenues, as discussed above.

First Nine-Months Results

MYR reported revenues of $751.2 million for the first nine months of 2012, an increase of $205.1 million, or 37.6 percent, compared with the first nine months of 2011. The T&D segment reported revenues of $625.1 million in the first nine months of 2012, an increase of 45.9 percent over the 2011 period. The growth in revenues was primarily the result of an increase in revenues from large transmission projects, as well as an increase in revenues from many small and a few medium-sized transmission projects, which were partially offset by a decrease in distribution revenues. The C&I segment reported first nine-months 2012 revenues of $126.1 million, an increase of 7.3 percent from 2011, due to an increase in revenue on medium-sized projects.

Consolidated gross profit increased to $85.7 million for the first nine months of 2012 from $60.9 million for the first nine months of 2011. As a percentage of overall revenues, gross margin grew to 11.4 percent for the first nine months of 2012 from 11.2 percent for the first nine months of 2011. The increase in gross profit as a percentage of revenues was mainly attributable to improved overall project margins on small and medium-sized projects in both segments and to improved utilization of fleet assets.

Selling, general and administrative expenses increased to $46.1 million for the first nine months of 2012 from $41.2 million for the first nine months of 2011, primarily due to higher employee compensation and benefit costs, related primarily to the increased number of support personnel. As a percentage of revenues, these expenses decreased to 6.1 percent for the first nine months of 2012 from 7.5 percent for the first nine months of 2011.

For the first nine months of 2012, net income was $24.5 million, or $1.15 per diluted share, compared to $12.4 million, or $0.59 per diluted share, for the same period of 2011. EBITDA for the first nine months of 2012 was $58.4 million, or 7.8 percent of revenues, compared to $34.2 million, or 6.3 percent of revenues, for the first nine months of 2011. The increase in EBITDA as a percentage of revenues was mainly due to the increase in gross margin and lower selling, general and administrative expense as a percentage of revenues.

Backlog

As of September 30, 2012, MYR’s backlog was $491.3 million, consisting of $391.0 million in the T&D segment and $100.3 million in the C&I segment. Compared to September 30, 2011, T&D backlog decreased $266.3 million, or 40.5 percent, while C&I backlog increased $36.2 million, or 56.6 percent.

Total backlog at September 30, 2012 was $51.7 million lower compared to the $543.0 million reported at June 30, 2012. T&D backlog decreased $73.2 million, or 15.8 percent, while C&I backlog increased $21.5 million, or 27.2 percent.

Backlog may not accurately represent the revenues that MYR expects to realize during any period. The timing of contract awards as well as the type and duration of large projects can significantly affect MYR’s backlog at any point in time. Large projects that include a substantial amount of subcontractor and material costs can also affect MYR’s backlog at any point in time.  Backlog is a non-GAAP measure; therefore, reporting on this measure can vary considerably from company to company depending on each company’s backlog definition. Backlog should not be reviewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of September 30, 2012, MYR had cash and cash equivalents of $16.6 million and $157.8 million of borrowing availability under its credit facility. MYR’s credit facility provides for revolving loans, letters of credit and swingline loans and matures in December 2016.

Non-GAAP Financial Measures

To assist investors’ understanding of MYR’s financial results, MYR has provided EBITDA and EBITDA per diluted share in this press release. MYR defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). EBITDA per diluted share is also a non-GAAP calculation, defined as EBITDA divided by MYR’s diluted weighted average shares outstanding. Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on MYR’s results. EBITDA is not an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA per share is not an alternative to income per share, nor is it a measure of liquidity per share. A reconciliation of EBITDA to net income is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its third-quarter and first nine months 2012 results on Thursday, November 8, 2012, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, November 14, 2012, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 53856841. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for seven days.

About MYR Group Inc.

MYR is a leading specialty contractor serving the electrical infrastructure market in the United States. MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. MYR’s transmission and distribution customers include electric utilities, cooperatives and municipalities. MYR provides a broad range of transmission and distribution services which includes design, engineering, procurement, construction, upgrade, maintenance and repair services with a particular focus on construction, maintenance and repair throughout the continental United States. MYR also provides commercial and industrial electrical contracting services in the western United States.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, share repurchases and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “should,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of September 30, 2012 and December 31, 2011

(In thousands, except share and per share data)	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,599	$34,013
Accounts receivable, net of allowances of $1,338 and $1,078, respectively	164,440	126,911
Costs and estimated earnings in excess of billings on uncompleted contracts	63,107	43,694
Construction materials inventory	—	4,003
Deferred income tax assets	13,118	13,253
Receivable for insurance claims in excess of deductibles	11,282	10,122
Refundable income taxes	—	884
Other current assets	1,540	3,071
Total current assets	270,086	235,951
Property and equipment, net of accumulated depreciation of $81,717 and $64,345, respectively	131,029	117,178
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,474 and $2,223, respectively	10,618	10,869
Other assets	1,917	1,971
Total assets	$460,249	$412,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$10,000
Accounts payable	92,915	73,924
Billings in excess of costs and estimated earnings on uncompleted contracts	30,065	24,945
Accrued self insurance	39,629	38,850
Accrued income taxes	124	—
Other current liabilities	33,610	29,078
Total current liabilities	196,343	176,797
Deferred income tax liabilities	19,416	19,354
Other liabilities	1,258	679
Total liabilities	217,017	196,830
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,646,372 and 20,405,044 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	205	203
Additional paid-in capital	152,878	149,877
Retained earnings	90,149	65,658
Total stockholders’ equity	243,232	215,738
Total liabilities and stockholders’ equity	$460,249	$412,568

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months and Nine Months Ended September 30, 2012 and 2011

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands, except per share data)	2012	2011	2012	2011
Contract revenues	$250,558	$210,489	$751,196	$546,093
Contract costs	220,986	190,676	665,459	485,152
Gross profit	29,572	19,813	85,737	60,941
Selling, general and administrative expenses	15,639	13,523	46,072	41,174
Amortization of intangible assets	84	84	251	251
Gain on sale of property and equipment	(387)	(428)	(707)	(728)
Income from operations	14,236	6,634	40,121	20,244
Other income (expense)
Interest income	—	5	1	48
Interest expense	(368)	(93)	(754)	(463)
Other, net	(87)	(21)	(146)	(53)
Income before provision for income taxes	13,781	6,525	39,222	19,776
Income tax expense	5,035	2,304	14,731	7,338
Net income	$8,746	$4,221	$24,491	$12,438
Income per common share:
—Basic	$0.42	$0.21	$1.19	$0.62
—Diluted	$0.41	$0.20	$1.15	$0.59
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,410	20,265	20,349	20,102
—Diluted	21,186	21,041	21,134	20,985

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2012 and 2011

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands)	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$8,746	$4,221	$24,491	$12,438
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	6,420	4,980	18,167	13,794
Amortization of intangible assets	84	84	251	251
Stock-based compensation expense	688	146	2,029	1,100
Deferred income taxes	197	(622)	197	(576)
Gain on sale of property and equipment	(387)	(428)	(707)	(728)
Other non-cash items	35	17	103	78
Changes in operating assets and liabilities
Accounts receivable, net	(10,269)	(37,261)	(37,529)	(29,831)
Costs and estimated earnings in excess of billings on uncompleted contracts	(8,941)	4,233	(19,413)	(20,947)
Construction materials inventory	—	(2,754)	4,003	(2,754)
Receivable for insurance claims in excess of deductibles	(1,401)	35	(1,160)	(714)
Other assets	1,135	2,656	2,379	4,223
Accounts payable	7,176	4,972	18,897	21,389
Billings in excess of costs and estimated earnings on uncompleted contracts	1,202	(3,014)	5,120	(6,566)
Accrued self insurance	1,291	2,797	779	3,799
Other liabilities	6,617	967	5,133	315
Net cash flows provided by (used in) operating activities	12,593	(18,971)	22,740	(4,729)
Cash flows from investing activities:
Proceeds from sale of property and equipment	513	508	877	808
Purchases of property and equipment	(11,665)	(11,338)	(32,094)	(34,162)
Net cash flows used in investing activities	(11,152)	(10,830)	(31,217)	(33,354)
Cash flows from financing activities:
Repayments on term loan	—	—	—	(20,000)
Net borrowings (repayments) on revolving credit facility	(10,000)	10,000	(10,000)	10,000
Employee stock option transactions	719	711	864	1,290
Excess tax benefit from stock-based awards	139	1,228	174	1,672
Debt issuance costs	—	—	(13)	—
Other financing activities	—	—	38	45
Net cash flows provided by (used in) financing activities	(9,142)	11,939	(8,937)	(6,993)
Net decrease in cash and cash equivalents	(7,701)	(17,862)	(17,414)	(45,076)
Cash and cash equivalents:
Beginning of period	24,300	35,409	34,013	62,623
End of period	$16,599	$17,547	$16,599	$17,547

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Nine Months Ended September 30, 2012 and 2011

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands, except per share data)	2012	2011	2012	2011

Summary Data:
Contract revenues	$250,558	$210,489	$751,196	$546,093
Gross profit	$29,572	$19,813	$85,737	$60,941
Income from operations	$14,236	$6,634	$40,121	$20,244
Net income	$8,746	$4,221	$24,491	$12,438

Income per common share (1):
- Basic	$0.42	$0.21	$1.19	$0.62
- Diluted	$0.41	$0.20	$1.15	$0.59

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	20,410	20,265	20,349	20,102
- Diluted	21,186	21,041	21,134	20,985

Reconciliation of Net Income to EBITDA:
Net income	$8,746	$4,221	$24,491	$12,438
Interest expense (income), net	368	88	753	415
Provision for income taxes	5,035	2,304	14,731	7,338
Depreciation and amortization	6,504	5,064	18,418	14,045
EBITDA (2)	$20,653	$11,677	$58,393	$34,236

Calculation of EBITDA per diluted share:
EBITDA	$20,653	$11,677	$58,393	$34,236
Diluted weighted average number of common shares and potential common shares outstanding:	21,186	21,041	21,134	20,985
EBITDA per diluted share (2)	$0.97	$0.55	$2.76	$1.63

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)                   EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

-###-